Exhibit 99.1

BridgeBio Reports First Quarter 2025

Financial Results and Business Updates

- $36.7 million in first full quarter of U.S. Attruby™ net product revenue and as of April 25, 2025, 2,072 unique patient prescriptions written by 756 unique prescribers

- Observational run-in study for hypochondroplasia Phase 2 trial fully enrolled significantly ahead of schedule. The first participant was also dosed in the Phase 2 interventional study

- Proof-of-principle study of encaleret, an oral calcium-sensing receptor antagonist, in hypoparathyroidism resulted in 78% of N=9 study participants achieving concomitant normal blood and urine calcium within 5 days. The Company intends to advance development to enable registration in chronic hypoparathyroidism

- The Company ended the quarter with $540.6 million in cash and cash equivalents, which does not include $105 million in regulatory milestone payments anticipated in Q2 for ex-U.S. approvals of BEYONTTRA®

- Earnings call followed by question-and-answer period for the analyst and institutional investor community today, April 29, 2025 at 4:30 pm ET

PALO ALTO, CA – April 29, 2025 – BridgeBio Pharma, Inc. (Nasdaq: BBIO) (“BridgeBio” or the “Company”), a new type of biopharmaceutical company focused on genetic diseases, today announced its financial results for the first quarter ended March 31, 2025, and provided an update on the Company’s revenue, commercial progress of Attruby, and key late-stage pipeline highlights.

Commercial Progress:

The first full quarter of Attruby net product revenue was $36.7 million. As of April 25, 2025, 2,072 unique patient prescriptions for Attruby have been written by 756 unique healthcare providers since FDA approval in November 2024.

“The increasing surge in patient prescriptions by doctors across the U.S. shows that the ATTR-CM community believes what we believe – Attruby delivers profound results for patients with separation from placebo in as early as three months, a 42% reduction in all-cause mortality and recurrent hospitalizations, and a 50% decrease in cardiovascular hospitalizations at 30 months,” said Matt Outten, Chief Commercial Officer of BridgeBio. “With the approval of BEYONTTRA in the EU, UK, and Japan, acoramidis is well positioned to become the global first line therapy of choice for ATTR-CM.”

Pipeline Overview:

Program	Status	Next expected milestone
Acoramidis for ATTR-CM	Approved in U.S., EU, Japan, and UK	First participant in ACT-EARLY Phase 3 to be dosed in 2025
BBP-418 for LGMD2I/R9	FORTIFY, Phase 3 study enrollment completed	Last participant – last visit and interim analysis topline readout in 2H 2025
Encaleret for ADH1	CALIBRATE, Phase 3 study enrollment completed	Last participant – last visit and topline results in 2H 2025
Infigratinib for achondroplasia	PROPEL 3, Phase 3 study enrollment completed	Last participant – last visit in 2H 2025 and topline results in early 2026
Encaleret for chronic hypoparathyroidism	Phase 2 proof-of-principle study ongoing	Registrational study to be initiated in 2026
Infigratinib for hypochondroplasia	Phase 2 first participant dosed	Enrollment completion in 2H 2025
BBP-812 for Canavan disease	CANaspire, registrational Phase 1/2 study ongoing	Enrollment completion in 2H 2025

Key Program Updates:

“I’m grateful that Attruby has found a place and is continuing to grow in the front line of the ATTR-CM paradigm,” said Neil Kumar, Ph.D., CEO and founder of BridgeBio. “This success is due to its stellar clinical efficacy, safety profile, and the access work we have done to ensure patients in need can get our drug. As we continue to demonstrate our commercial capabilities, I’m also pleased to observe our continued distinctive performance in clinical development – this quarter’s announcements regarding our hypochondroplasia and hypoparathyroidism programs are good examples of our speed and breadth of capabilities.”

Attruby (acoramidis) – First near-complete (≥90%) transthyretin (TTR) stabilizer for treatment of transthyretin amyloid cardiomyopathy (ATTR-CM):

•
Acoramidis was approved as BEYONTTRA by the European Commission in February 2025, the Japanese Ministry of Health, Labour, and Welfare (MHLW) Agency in March 2025, and the United Kingdom Medicines and Healthcare Products Regulatory Agency in April 2025 with all labels specifying near-complete stabilization of TTR.
•
At this year’s American College of Cardiology (ACC) Annual Scientific Sessions & Expo, BridgeBio shared a prespecified analysis that acoramidis achieved statistical significance with a 59% risk reduction for time to all-cause mortality or first cardiovascular-related hospitalization versus placebo in the ATTRibute-CM study subgroup of variant ATTR-CM patients.
•
More data on the benefit of Attruby will be shared at the European Society of Cardiology Heart Failure Congress in May 2025 and at additional medical meetings in the second half of 2025.

BBP-418 – Glycosylation substrate for limb-girdle muscular dystrophy type 2I/R9 (LGMD2I/R9):

•
FORTIFY is a Phase 3 clinical trial of BBP-418 in LGMD2I/R9, a rare genetic disorder caused by variants in the fukutin‑related protein (FKRP) gene that results in progressive muscle degeneration and damage, and eventual loss of functional independence. The trial is fully enrolled with 112 participants and is the largest prospective interventional study to ever be conducted in LGMD2I/R9.
•
The study includes a planned interim analysis at 12 months focused on assessing a surrogate endpoint biomarker (glycosylated alpha-dystroglycan) to support a potential Accelerated Approval in the U.S.
•
BridgeBio expects last participant – last visit and topline readout of the interim analysis cohort in the second half of 2025.
•
If successful, BBP-418 would be the first approved therapy for individuals living with LGMD2I/R9.

Encaleret – Calcium-sensing receptor (CaSR) antagonist for autosomal dominant hypocalcemia type 1 (ADH1) and chronic hypoparathyroidism:

•
CALIBRATE, the Phase 3 clinical trial of encaleret in ADH1, a genetic form of hypoparathyroidism, is fully enrolled with 71 participants. The registrational study is the largest prospective interventional study to ever be conducted in ADH1.
•
BridgeBio expects last participant – last visit and to report topline results in the second half of 2025.
•
If successful, encaleret would be the first approved therapy for individuals living with ADH1.
•
A Phase 2 proof-of-principle clinical trial of encaleret in participants with hypoparathyroidism resulted in 78% of N=9 study participants achieving concomitant normal blood and urine calcium within 5 days. The Company intends to advance development to enable registration in chronic hypoparathyroidism.

Infigratinib – FGFR1-3 inhibitor for achondroplasia and hypochondroplasia:

•
PROPEL 3, the Phase 3 clinical trial of infigratinib in achondroplasia, the most common form of disproportionate short stature, is fully enrolled with 114 participants randomized.
•
BridgeBio expects to achieve last participant – last visit in the second half of 2025 and topline results in early 2026.
•
The Company has reached regulatory alignment with the FDA on the clinical development plan for infigratinib in children with achondroplasia from birth to less than 3 years old. The Company expects to initiate clinical development in this important age range by the end of the year.
•
The observational run-in study for the Phase 2 portion of ACCEL 2/3 clinical trial for individuals with hypochondroplasia achieved full enrollment significantly ahead of schedule. The first participant was also dosed in the Phase 2 portion of ACCEL 2/3.
•
Supportive preclinical data shows single-digit nanomolar potency against pathogenic FGFR3 variants and improved skeletal growth in a mouse model of hypochondroplasia, supporting the advancement of infigratinib into clinical development for hypochondroplasia.
•
If successful, infigratinib would be the first approved oral therapy for children living with achondroplasia and hypochondroplasia.

BBP-812 – Adeno-associated virus (AAV) 9 gene therapy for Canavan disease:

•
Data from CANaspire, the ongoing clinical trial of BBP-812, were presented at the National Tay-Sachs & Allied Diseases Association (NTSAD) Annual Family Conference, showing that participants continue to have significant, sustained reductions in urine N-acetylaspartate (NAA) and meaningful, dose-dependent improvements in motor function compared to children with Canavan in the natural history study.

•
Recent interactions with the FDA indicate alignment on an Accelerated Approval pathway based on the ongoing CANaspire trial for BBP-812 in Canavan disease using urine NAA as a surrogate endpoint. The FDA understands the unmet need for the condition and has expressed openness to collaborate with BridgeBio to bring this therapy to children living with the disease as quickly as possible.
•
If successful, BBP-812 would be the first therapy for children born with Canavan disease.

Corporate Updates:

•
BridgeBio priced $500 million aggregate principal amount of 1.75% convertible senior notes due 2031 (“2031 Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In connection with the offering, the Company granted the initial purchasers an option to purchase up to an additional $75 million aggregate principal amount of notes. The net proceeds BridgeBio received from the Note Offering were equal to approximately $563.0 million, after deducting the Initial Purchasers’ discount and offering expenses. BridgeBio used approximately $48.3 million and repurchased shares of its common stock. BridgeBio used approximately $459 million of the net proceeds from the 2031 Notes to repay and terminate the term loan.
•
The Company ended the quarter with $540.6 million in cash and cash equivalents, which does not include $105 million in regulatory milestone payments anticipated in Q2 for ex-U.S. approvals of BEYONTTRA.
•
Thomas Trimarchi, Ph.D. was appointed President and Chief Financial Officer of the Company.

Financial Updates:

Cash and Cash Equivalents

Cash and cash equivalents totaled $540.6 million as of March 31, 2025, compared to $681.1 million as of December 31, 2024. The $140.5 million net decrease in cash and cash equivalents was primarily attributable to net cash used in operating activities of $199.2 million, repayment of the Company’s previous term loan under the credit facility, including prepayment fees, of $459.0 million, and the repurchase of common stock of $48.3 million using proceeds from the 2031 Notes during the three months ended March 31, 2025. These decreases in cash and cash equivalents were partially offset by net proceeds of $563.0 million received from the issuance of the 2031 Notes.

Revenues

Revenues for the three months ended March 31, 2025, were $116.6 million compared to $211.1 million for the same period in the prior year. The $94.5 million decrease in revenues was primarily due to a $131.2 million decrease in license and services revenue, offset by a $36.7 million increase in net product revenue.

License and services revenue

License and services revenue for the three months ended March 31, 2025 was $79.9 million compared to $211.1 million for the same period in the prior year. Revenue recognized during the three months ended March 31, 2025 primarily consists of $75.0 million related to the achievement of the regulatory milestone under the exclusive license and collaboration agreement with Bayer Consumer Care AG (a subsidiary of Bayer AG) (“Bayer”), triggered by the European Commission’s approval of BEYONTTRA. A portion of the remaining revenue mainly reflects the incremental service revenue recognized from the non-refundable upfront payments received in 2024 under the exclusive license agreements with Bayer and Kyowa Kirin Co., Ltd (“KKC”). Revenue for the three months ended March 31, 2024, was primarily attributable to the recognition of the majority of the non-refundable upfront payments under the Bayer and the KKC exclusive license agreements.

Net product revenue

Net product revenue for the three months ended March 31, 2025 was $36.7 million and relates to revenue generated from the commercial sale of Attruby in the U.S. following FDA approval in November 2024.

Operating Costs and Expenses

Operating costs and expenses for the three months ended March 31, 2025 were $221.0 million compared to $210.8 million for the same period in the prior year.

Operating costs and expenses increased by $10.2 million for the three months ended March 31, 2025, compared to the same period in the prior year. The increase was primarily driven by a $40.5 million rise in selling, general and administrative expenses (“SG&A”), mainly to support the commercial activities of Attruby. This included higher marketing, advertising, and personnel expenses due to the buildup of BridgeBio’s salesforce in the U.S. Additionally, cost of revenues increased by $2.0 million, primarily reflecting the cost of goods sold following the commercial launch of Attruby upon FDA approval in November 2024. These increases were partially offset by a $29.5 million decrease in research and development expenses (“R&D”), largely due to the divestiture of two early-stage R&D affiliates in 2024, whose expenses are no longer reflected in the current period. The decrease also reflects lower license fees and reduced R&D costs following the FDA approval of Attruby. Restructuring, impairment, and related charges also declined by $2.8 million as we are nearing completion of BridgeBio’s restructuring initiatives.

Stock-based compensation expenses included in operating costs and expenses for the three months ended March 31, 2025, were $29.4 million, of which $18.0 million is included in SG&A expenses, $11.3 million is included in R&D expenses, and $0.1 million is included in cost of goods sold. Stock-based compensation expenses included in operating costs and expenses for the same period in the prior year were $28.9 million, of which $16.1 million is included in SG&A expenses and $12.8 million is included in R&D expenses.

Total Other Income (Expense), Net

Total other income (expense), net for the three months ended March 31, 2025, was $65.2 million of other expense, net compared to $36.5 million of other expense, net for the same period in the prior year.

The increase in total other expense, net of $28.7 million for the three months ended March 31, 2025, compared to the same period in the prior year, was primarily due to an increase in interest expense of $18.7 million and a net loss from equity method investments of $15.6 million, partially offset by a decrease in loss on extinguishment of debt of $5.4 million.

Net Loss Attributable to Common Stockholders of BridgeBio and Net Loss per Share

For the three months ended March 31, 2025, the Company recorded a net loss attributable to common stockholders of BridgeBio of $167.4 million, compared to $35.2 million, for the three months ended March 31, 2024.

For the three months ended March 31, 2025, the Company reported a net loss per share of $0.88 compared to $0.20, for the three months ended March 31, 2024.

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except shares and per share amounts)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Revenues:
License and services revenue	$79,894	$211,120
Net product revenue	36,739	—
Total revenues, net	116,633	211,120
Operating costs and expenses:
Cost of revenues:
Cost of license and services revenue	605	598
Cost of goods sold	2,034	—
Total cost of revenues	2,639	598
Research and development	111,431	140,972
Selling, general and administrative	106,365	65,807
Restructuring, impairment and related charges	570	3,400
Total operating costs and expenses	221,005	210,777
Income (loss) from operations	(104,372)	343
Other income (expense), net:
Interest income	5,385	4,075
Interest expense	(42,141)	(23,471)
Loss on extinguishment of debt	(21,155)	(26,590)
Net loss from equity method investments	(15,556)	—
Other income (expense), net	8,231	9,483
Total other income (expense), net	(65,236)	(36,503)
Net loss	(169,608)	(36,160)
Net loss attributable to redeemable convertible noncontrolling interests and noncontrolling interests	2,186	944
Net loss attributable to common stockholders of BridgeBio	$(167,422)	$(35,216)
Net loss per share, basic and diluted	$(0.88)	$(0.20)
Weighted-average shares used in computing net loss per share, basic and diluted	190,145,253	178,705,310

	Three Months Ended March 31,
Stock-based Compensation	2025	2024
	(Unaudited)
Cost of goods sold	$91	$—
Research and development	11,255	12,779
Selling, general and administrative	17,998	16,071
Restructuring, impairment and related charges	46	—
Total stock-based compensation	$29,390	$28,850

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2025	2024
	(Unaudited)	(1)
Assets
Cash and cash equivalents	$540,599	$681,101
Accounts receivable, net	115,265	4,722
Inventories	3,954	—
Prepaid expenses and other current assets	35,355	34,869
Investment in nonconsolidated entities	128,191	143,747
Property and equipment, net	6,698	7,011
Operating lease right-of-use assets	7,166	5,767
Intangible assets, net	27,802	23,926
Other assets	16,608	18,195
Total assets	$881,638	$919,338
Liabilities, Redeemable Convertible Noncontrolling Interests and Stockholders’ Deficit
Accounts payable	$27,525	$9,618
Accrued and other current liabilities	107,751	125,672
Operating lease liabilities	10,124	9,202
Deferred revenue	29,128	31,699
2031 Notes, net	563,124	—
2029 Notes, net	739,372	738,872
2027 Notes, net	545,628	545,173
Term loan, net	—	437,337
Deferred royalty obligation, net	497,299	479,091
Other long-term liabilities	352	286
Redeemable convertible noncontrolling interests	(227)	142
Total BridgeBio stockholders' deficit	(1,648,395)	(1,467,904)
Noncontrolling interests	9,957	10,150
Total liabilities, redeemable convertible noncontrolling interests and stockholders’ deficit	$881,638	$919,338

(1)	The condensed consolidated financial statements as of and for the year ended December 31, 2024 are derived from the audited consolidated financial statements as of that date.

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2025	2024
Operating activities:
Net loss	$(169,608)	$(36,160)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	25,882	17,057
Loss on extinguishment of debt	21,155	26,590
Accretion of debt	25,641	2,015
Depreciation and amortization	1,284	1,596
Noncash lease expense	994	1,069
Net loss from equity method investments	15,556	—
Gain from investment in equity securities, net	—	(8,136)
Other noncash adjustments, net	(3,973)	1,631
Changes in operating assets and liabilities:
Accounts receivable, net	(110,543)	(233,743)
Inventories	(3,193)	—
Prepaid expenses and other current assets	(487)	(3,345)
Other assets	1,587	444
Accounts payable	17,571	(5,927)
Accrued compensation and benefits	(19,363)	(14,969)
Accrued research and development liabilities	(642)	11,168
Operating lease liabilities	(1,470)	(1,595)
Deferred revenue	(2,571)	24,024
Other current liabilities	2,945	(1,256)
Net cash used in operating activities	(199,235)	(219,537)
Investing activities:
Purchases of marketable securities	—	(44,395)
Purchases of investments in equity securities	—	(20,271)
Proceeds from sales of investments in equity securities	—	63,229
Proceeds from special cash dividends received from investments in equity securities	—	25,682
Payment for an intangible asset	(1,595)	(797)
Purchases of property and equipment	—	(695)
Net cash provided by (used in) investing activities	(1,595)	22,753
Financing activities:
Proceeds from issuance of 2031 Notes	575,000	—
Issuance costs and discounts associated with 2031 Notes	(12,034)	—
Repurchase of common stock	(48,276)	—
Proceeds from term loan under Amended Financing Agreement	—	450,000
Issuance costs and discounts associated with term loan under Amended Financing Agreement	—	(12,254)
Repayment of term loans	(459,000)	(473,417)
Repayment of deferred royalty obligation	(144)	—
Proceeds from issuance of common stock through public offerings, net	—	315,254
Proceeds from BridgeBio common stock issuances under ESPP	3,237	2,364
Proceeds from stock option exercises, net of repurchases	2,521	537
Transactions with noncontrolling interests	800	—
Repurchase of RSU shares to satisfy tax withholding	(1,776)	(2,936)
Net cash provided by financing activities	60,328	279,548
Net increase (decrease) in cash, cash equivalents and restricted cash	(140,502)	82,764
Cash, cash equivalents and restricted cash at beginning of period	683,244	394,732
Cash, cash equivalents and restricted cash at end of period	$542,742	$477,496

	Three Months Ended March 31,
	2025	2024
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$23,271	$35,315
Supplemental Disclosures of Noncash Investing and Financing Information:
Recognized intangible asset recorded to "Other current liabilities"	$4,500	$—
Unpaid issuance costs associated with term loan under Amended Financing Agreement	$—	$3,732
Unpaid public offering issuance costs	$—	$513
Deferred and unpaid issuance costs recorded to “Other current liabilities”	$—	$458
Unpaid property and equipment	$337	$70
Transfers to noncontrolling interests	$(824)	$(1,857)
Reconciliation of Cash, Cash Equivalents and Restricted Cash:
Cash and cash equivalents	$540,599	$475,222
Restricted cash — Included in “Prepaid expenses and other current assets”	126	131
Restricted cash — Included in “Other assets”	2,017	2,143
Total cash, cash equivalents and restricted cash at end of periods shown in the condensed consolidated statements of cash flows	$542,742	$477,496

Webcast Information
BridgeBio will host its quarterly earnings call and simultaneous webcast on Tuesday, April 29, 2025 at 4:30 pm ET. To access the live webcast of BridgeBio’s presentation, please visit the “Events” page within the Investors section of the BridgeBio website at https://investor.bridgebio.com/news-and-events/event-calendar or register online using the following link, https://events.q4inc.com/attendee/682276610. A replay of the conference call and webcast will be archived on the Company’s website and will be available for at least 30 days following the event.

About Attruby™ (acoramidis)

INDICATION

Attruby is a transthyretin stabilizer indicated for the treatment of the cardiomyopathy of wild-type or variant transthyretin-mediated amyloidosis (ATTR-CM) in adults to reduce cardiovascular death and cardiovascular-related hospitalization.

IMPORTANT SAFETY INFORMATION

Adverse Reactions

Diarrhea (11.6% vs 7.6%) and upper abdominal pain (5.5% vs 1.4%) were reported in patients treated with Attruby versus placebo, respectively. The majority of these adverse reactions were mild and resolved without drug discontinuation. Discontinuation rates due to adverse events were similar between patients treated with Attruby versus placebo (9.3% and 8.5%, respectively).

About BridgeBio Pharma, Inc.
BridgeBio Pharma, Inc. (BridgeBio) is a new type of biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases. BridgeBio’s pipeline of development programs ranges from early science to advanced clinical trials. BridgeBio was founded in 2015 and its team of experienced drug discoverers, developers and innovators are committed to applying advances in genetic medicine to help patients as quickly as possible. For more information visit bridgebio.com and follow us on LinkedIn, Twitter, Facebook and YouTube.

BridgeBio Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are usually identified by the use of words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “remains,” “seeks,” “should,” “will,” and variations of such words or similar expressions. BridgeBio intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, including express and implied statements relating to the Company’s expectations regarding the commercial success of Attruby/BEYONTTRA; the Company’s clinical trials, including the timing for dosing of the first participant in the ACT-EARLY Phase 3 study; the timing of the last participant-last visit and topline data readouts for each of FORTIFY, CALIBRATE and PROPEL 3; the potential for encaleret to become the first approved therapy for treatment of ADH1; the expected advancement of encaleret to a chronic hypoparathyroidism registrational study; the potential for BBP-418 to become the first approved therapy for individuals living with LGMD2I/R9; the potential for infigratinib to become the first approved oral therapy option for children living with achondroplasia and hypochondroplasia; the expected completion of enrollment for BBP-812 in the CANaspire pivotal Phase 1/2 study in Canavan disease; the potential for BBP-812 to be the first therapeutic option for children born with Canavan disease; the Company’s anticipated funding of its current operations and related timelines; and the Company’s expectations regarding reaching regulatory and commercial milestones and receipt of milestone payments, among others, reflect the Company’s current views about its plans, intentions, expectations and strategies, which are based on the information currently available to the Company and on assumptions the Company has made. Although the Company believes that its plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, initial and ongoing data from the Company’s preclinical studies and clinical trials not being indicative of final data, the potential size of the target patient populations the Company’s product candidates are designed to treat not being as large as anticipated, the design and success of ongoing and planned clinical trials, future regulatory filings, approvals and/or sales, despite having ongoing and future interactions with the FDA or other regulatory agencies to discuss potential paths to registration for the Company’s product candidates, the FDA or such other regulatory agencies not agreeing with the Company’s regulatory approval strategies, components of the Company’s filings, such as clinical trial designs, conduct and methodologies, or the sufficiency of data submitted, the continuing success of the Company’s collaborations, the Company’s ability to obtain additional funding, including through less dilutive sources of capital than equity financings, potential volatility in the Company’s share price, the impacts of current macroeconomic and geopolitical events, including changing conditions from hostilities in Ukraine and in Israel and the Gaza Strip, increasing rates of inflation, changing interest rates and the recently announced tariffs, on business operations and expectations, as well as those risks set forth in the Risk Factors section of the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K and the Company’s other filings with the U.S. Securities and Exchange Commission. Moreover, the Company operates in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of the Company’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, the Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BridgeBio Media Contact:
Bubba Murarka, Executive Vice President
contact@bridgebio.com
(650)-789-8220

BridgeBio Investor Contact:

Chinmay Shukla, VP Strategic Finance
ir@bridgebio.com